Exhibit 99.2

News Release

For additional information, contact:

Joseph Stegmayer
Chairman and CEO
Phone: 602.256.6263
joes@cavco.com

On the Internet:
www.cavco.com

FOR IMMEDIATE RELEASE

CAVCO INDUSTRIES REPORTS FOURTH QUARTER RESULTS
Sales increase 25% to $35 million
Income from continuing operations increases 80% to $1.6 million

PHOENIX, AZ — (April 28, 2004) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the fourth quarter and fiscal year ended March 31, 2004. Cavco, headquartered in Phoenix, Arizona, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The company is also the largest producer of park model homes in the United States.

     Prior to June 30, 2003, Cavco was a subsidiary of Dallas, Texas-based Centex Corporation. Effective June 30, 2003, all of the outstanding stock of Cavco was distributed as a tax-free dividend to Centex shareholders of record on June 12, 2003 at the rate of 0.05 shares of Cavco common stock for each Centex share held on that date. The total number of Cavco shares distributed was 3,089,269.

     Net sales for the fourth quarter of fiscal 2004 increased 25% to $35,033,000 versus $27,971,000 last year. Net income for the fourth quarter this year increased to $1,554,000 compared with a net loss of $6,845,000 for the same period a year ago, which did not include any income tax effect. Last year’s net loss includes losses of $8,282,000 from the Company’s discontinued manufacturing and retail operations which included two idled manufacturing facilities no longer held by the Company and retail sales centers to be disposed of in fiscal 2004 and 2005.

     Net income per share for the fourth quarter this year was $0.49 based on basic weighted average shares outstanding and $0.48 per share based on diluted weighted average shares versus a proforma net loss per share of $1.33 last year based on the 3,089,269 shares distributed by Centex on June 30, 2003.

     Pre-tax income from continuing operations for the fourth quarter of this year was $2,593,000 compared with $1,437,000 for the fourth quarter last year. After-tax income from continuing operations increased 80% to $1,554,000 or $0.49 per share versus $862,000 or $0.28 per share for the same period last year assuming a proforma income tax provision.

     Net sales for fiscal 2004 increased 17% to $128,857,000 versus $110,037,000 in the year earlier period. Net income was $6,150,000 for fiscal 2004 compared with a net loss of $4,545,000 for last year, which did not include income tax expense. Last year’s net loss included losses of $11,355,000 from the Company’s discontinued manufacturing and retail operations.

     Pre-tax income from continuing operations was $9,277,000 for fiscal 2004 compared with $6,810,000 for the same period last year. Assuming a proforma income tax provision using an estimated effective tax rate of 40%, proforma income from continuing operations after tax was $5,566,000 for fiscal 2004 compared with $4,086,000 for the same period last year. On a per-share basis, based on weighted average shares outstanding for the current period and the number of shares distributed by Centex for last year, proforma net income per share from continuing operations after tax was $1.78 for fiscal 2004 versus $1.32 for last year.

     Commenting on the results, Joseph Stegmayer, President and Chief Executive Officer, said, “We are gratified with the results of our manufacturing operations, particularly in view of industry conditions that remain challenging. The pursuit of new markets, the introduction of innovative products and our focus on quality and production efficiency continued to benefit our bottom line.”

     Mr. Stegmayer continued, “Although industry shipments for the first two months of calendar 2004 continued to decline from the prior year, we anticipate some positive trends developing as the year progresses, based on the reduction we see in retailer inventories and the potential for slight improvement in the availability of consumer financing. The most significant immediate concern is with the sharp and rapid increases we are experiencing in the price of raw materials, particularly wood, steel and gypsum. While we have initiated sales price increases to reflect the higher construction costs, the timing of these changes and competitive factors will make unavoidable some adverse impact to our profit margins in the first quarter. Because of the unpredictability of raw material prices and availability going forward, we are unable to assess the duration or extent of this issue’s impact on our performance for fiscal 2005.” Stegmayer concluded.

     Commenting on the company’s financial condition, Sean Nolen, Chief Financial Officer, said, “For fiscal 2004, we generated approximately $8 million or $2.50 per share in after-tax cash flow, which along with strict control over our balance sheet, increased our available cash to nearly $31 million. We concluded the fiscal year with no debt outstanding.”

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry; competition, our ability to maintain relationships with retailers, availability of raw materials and our lack of recent operating history as an independent public company, together with all of the other risks described in our filing with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	March 31,
	2003	2004
		(Unaudited)
ASSETS
Current assets
Cash	$—	$30,775
Restricted cash	2,275	827
Accounts receivable	5,264	6,479
Inventories	6,861	7,995
Prepaid expenses and other current assets	640	1,701
Deferred income taxes	—	3,570
Receivable from Centex	12,224	—
Retail assets held for sale	7,841	2,941

Total current assets	35,105	54,288

Property, plant and equipment, at cost:
Land	2,330	2,330
Buildings and improvements	4,914	5,043
Machinery and equipment	6,458	6,216

	13,702	13,589
Accumulated depreciation	(4,541)	(5,369)

	9,161	8,220

Goodwill	67,346	67,346

Total assets	$111,612	$129,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,250	$6,105
Accrued liabilities	16,016	18,986

Total current liabilities	19,266	25,091

Deferred income taxes	—	6,830
Commitments and contingencies
Stockholders’ equity
Preferred Stock, $.01 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, $.01 par value; 10,000,000 shares authorized; Outstanding 3,089,269 (proforma March 31, 2003) and 3,144,365 (March 31, 2004) shares, respectively	31	31
Additional paid-in capital	120,030	120,030
Unamortized value of restricted stock	—	(563)
Accumulated deficit	(27,715)	(21,565)

Total stockholders’ equity	92,346	97,933

Total liabilities and stockholders’ equity	$111,612	$129,854

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2003	2004	2003	2004
Net sales	$27,971	$35,033	$110,037	$128,857
Cost of sales	23,354	29,239	90,683	106,230

Gross profit	4,617	5,794	19,354	22,627
Selling, general and administrative expenses	3,124	3,296	12,200	13,583

Income from operations	1,493	2,498	7,154	9,044
Interest income (expense)	(56)	95	(344)	233

Income from continuing operations before income taxes	1,437	2,593	6,810	9,277
Income tax expense	—	(1,039)	—	(3,054)

Income from continuing operations	1,437	1,554	6,810	6,223
Discontinued operations:
Loss from discontinued manufacturing operations	(2,670)	—	(3,404)	—
Loss from discontinued retail operations	(5,612)	—	(7,951)	(73)

Net Income (loss)	$(6,845)	$1,554	$(4,545)	$6,150

Net income per share:
Basic		$0.49		$1.96

Diluted		$0.48		$1.95

Weighted average shares outstanding:
Basic		3,144,365		3,130,591

Diluted		3,239,233		3,155,906

Proforma financial information:
Income from continuing operations before income taxes	$1,437		$6,810	$9,277
Proforma income tax expense	(575)		(2,724)	(3,711)

Proforma income from continuing operations	862		4,086	5,566
Proforma loss from discontinued operations, net of proforma taxes	(4,970)		(6,813)	(44)

Proforma net income (loss)	$(4,108)		$(2,727)	$5,522

Proforma net income (loss) per share — Basic:
Continuing operations	$0.28		$1.32	$1.78
Discontinued operations	(1.61)		(2.20)	(0.01)

Net income (loss)	$(1.33)		$(0.88)	$1.77

Proforma net income (loss) per share — Diluted:
Continuing operations	$0.28		$1.32	$1.76
Discontinued operations	(1.61)		(2.20)	(0.01)

Net income (loss)	$(1.33)		$(0.88)	$1.75

Proforma weighted average shares outstanding:
Basic	3,089,269		3,089,269	3,130,591

Diluted	3,089,269		3,089,269	3,155,906

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
Other Operating Data – Continuing Operations
(Dollars in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2003	2004	2003	2004
Net sales
Manufacturing	$28,262	$34,247	$106,833	$123,036
Retail	3,399	2,521	15,058	15,362
Less: Intercompany	(3,690)	(1,735)	(11,854)	(9,541)

Net Sales	$27,971	$35,033	$110,037	$128,857

Floor shipments — manufacturing	1,495	1,686	5,816	6,223

Average sales price per floor — manufacturing	$18,904	$20,313	$18,369	$19,771

Home shipments — manufacturing	883	1,008	3,375	3,646

Average sales price per home — manufacturing	$32,007	$33,975	$31,654	$33,745

Home shipments — retail	56	29	255	200

Average sales price per home — retail	$60,696	$86,931	$59,051	$76,810

Capital expenditures	$49	$57	$373	$223

Depreciation	$299	$265	$1,167	$1,163

Explanatory Notes

(1)	Effective June 30, 2003, Cavco Industries, LLC (“Cavco LLC”) was merged into Cavco Industries, Inc. (“Cavco Inc.”) and 100% of the outstanding shares of common stock of Cavco Inc. were distributed to the stockholders of Centex Corporation (“Centex”), Cavco LLC’s parent company. Upon this distribution, Cavco Inc. became a separate public company. The stockholders’ equity section of the balance sheet has been presented assuming the merger of Cavco LLC into Cavco Inc. had occurred as of March 31, 2003 and 3,089,269 shares of common stock of Cavco Inc. were issued and outstanding.

(2)	Prior to June 30, 2003, Cavco LLC was incorporated into the consolidated Federal income tax returns of Centex. Therefore, income taxes are not provided for prior to June 30, 2003. Proforma income tax expense is calculated assuming a 40% effective tax rate. In anticipation of the distribution described above, proforma tax amounts have been presented on the face of the consolidated statement of operations as if Cavco Inc. was a stand-alone taxable entity for the periods prior to June 30, 2003. As a stand-alone taxable entity, the deferred taxes associated with its assets and liabilities have been allocated to Cavco Inc. by Centex and recorded in its financial statements as of June 30, 2003.

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